                                 CONFIDENTIAL

                                                        As of November 10, 1999

Chesapeake Corporation
James Center II
Richmond, VA 23218-2350

Attention: William T. Tolley
           Senior Vice President Finance & CFO

Re: Amended and Restated Commitment Letter--Proposed U.S. Tender and U.K.
    Acquisition Financing Credit Facilities

Ladies and Gentlemen:

  Pursuant to the Commitment Letter (the "Original Commitment Letter''), dated November 10, 1999, by First Union National Bank ("Bank'') and First Union Securities, Inc. ("FUS'') to Chesapeake Corporation, a Virginia corporation ("you'' or the "Company''), Bank was pleased to offer to be the sole administrative agent for a syndicate of financial institutions and was willing to provide the credit facilities described therein (the "Original Transaction'') and FUS was pleased to offer to act as the sole-lead arranger and sole book runner for the Original Transaction, all upon and subject to the terms and conditions of the Original Commitment Letter, the Summary of Terms and Conditions attached thereto (the "Original Term Sheet'') and the confidential fee letter (the "Original Fee Letter'') dated the date thereof among you, Bank and FUS. You have requested that Bank and FUS amend and restate the Original Commitment Letter to, among other things, add an additional credit facility and, accordingly, the Original Commitment Letter is hereby amended and restated as set forth below.

  The Company has advised Bank that it (a) (i) has formed a corporation ("U.S. AcquisitionCo'') to acquire, through an unsolicited and non-negotiated tender offer (the "U.S. Tender Offer''), up to all of the issued and outstanding capital stock (the "U.S. Shares'') and associated rights to purchase preferred stock (the "U.S. Rights'') of Shorewood Packaging Corporation, a Delaware corporation ("U.S. Target''), for a purchase price per U.S. Share not in excess of an amount you have previously identified to us (the "U.S. Acquisition''), (ii) intends, as promptly as is practicable following the consummation of the U.S. Acquisition, to merge U.S. AcquisitionCo with and into U.S. Target, such that the surviving entity of such merger is a wholly-owned subsidiary of Company (the "U.S. Merger'') and (iii) intends, as promptly as practicable, to commence a written consent solicitation requesting shareholders of U.S. Target to, among other things, remove and replace U.S. Target's Board of Directors (the "U.S. Solicitation'' and, together with the U.S. Merger, the U.S. Acquisition and the U.S. Tender Offer, the "U.S. Transaction'') and (b) has formed a corporation ("U.K. AcquisitionCo'') to acquire substantially all of the outstanding issued capital stock (the "U.K. Shares'') of a British company which you have identified to us (the "UK Target''), through a recommended cash offer (the "U.K. Offer''), for a purchase price per U.K. Share not in excess of an amount you have previously identified to us (the "U.K. Acquisition'' and, together with the U.S. Acquisition, the "Acquisitions'').

  In connection with the foregoing, you have informed us that as a result of the Acquisitions, existing debt of (a) U.S. Target (the "U.S. Refinancing''),
(b) U.K. Target (the "U.K. Refinancing''), and (c) Company (the "Company Refinancing'', and together with the U.K. Refinancing and the U.S. Refinancing, the "Refinancings'' and, together with the U.S. Transaction, the U.K. Acquisition and the transactions related thereto, the "Transaction''), in each case, in outstanding principal amounts that you have previously identified to us, is expected to be refinanced. You have also informed us that Company will require up to $1,125,000,000 in senior secured credit facilities (the "Credit Facilities'') in order to (i) finance the U.S. Tender Offer, (ii) consummate the U.S. Solicitation and the U.S. Refinancing, (iii) finance the U.S. Merger, (iv) finance the U.K. Acquisition, (v) consummate the U.K.
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Refinancing, (vi) consummate the Company Refinancing, (vii) pay fees and expenses in connection with each Transaction and (viii) provide working capital for, and for the general corporate purposes of, Company and its subsidiaries after the consummation of each Transaction.

  Based upon and subject to the foregoing and the terms and conditions set forth below, Bank is pleased to confirm to you its commitment to provide the full amount of the Credit Facilities on the terms set forth in the Term Sheet (as defined below) (our "Commitment'') and to act as the sole administrative agent for a syndicate of financial institutions (together with Bank, the "Lenders'') that it intends to form to provide a portion of the Credit Facilities. It is agreed that FUS will also serve as the sole lead arranger and sole book runner of the Credit Facilities and that no additional agents or co-agents or arrangers will be appointed or fees paid to any other lenders in connection with the Credit Facilities without the prior written consent of Bank and FUS.

  Attached as Exhibit A to this letter is a Summary of Terms and Conditions (the "Term Sheet'') setting forth a summary outline of the principal terms and conditions on and subject to which Bank is willing to make available the Credit Facilities. In addition, whether before or after the closing of the Credit Facilities, Bank shall be entitled, after consultation with you, to change the pricing, structure (including the reallocation of tranches of loans) and/or terms of the Credit Facilities if Bank determines that such changes are necessary in order to ensure a successful pre-closing or post-closing syndication or an optimal credit structure of the Credit Facilities, such right to continue and survive (together with your other obligations with respect to syndication provided for herein) until the completion of such syndication notwithstanding any termination of the Commitment or funding under the Credit Facilities; provided that the total amount of the senior secured Credit Facilities remains unchanged.

  Bank and Arranger shall manage all aspects of the syndication of the Credit Facilities, and you agree to assist Bank and to cause, from and after consummation of the U.S. Tender Offer and/or the U.S. Solicitation, U.S. Target, and from and after consummation of the U.K. Acquisition, U.K. Target, to assist Bank in forming such syndicate and to provide Bank and the other Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including, but not limited to,
(a) an information package for delivery to potential syndicate members and participants and (b) all information and projections prepared by you or your advisers relating to the transactions described herein. You also agree to use your best efforts to ensure that Bank's syndication efforts benefit from your existing lending relationships as well as, from and after consummation of the U.S. Tender Offer and/or the U.S. Solicitation, those of U.S. Target, and from and after consummation of the U.K. Acquisition, those of U.K. Target. You further agree to make appropriate senior officers and representatives of Company and from and after consummation of the U.S. Tender Offer and/or the U.S. Solicitation, U.S. Target, and from and after consummation of the U.K. Acquisition, U.K. Target, available to participate in information meetings for potential syndicate members and participants at such times and places as Bank may reasonably request. Bank reserves the right to engage the services of FUS and other of its affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion. You agree that Bank may share with any of its officers, affiliates and advisors any information related to the Transaction or any other matter contemplated hereby, on a confidential basis.

  You represent and warrant and covenant that:

    (a) all information which has been or is hereafter made available to Bank by you or any of your representatives or, from and after consummation of the U.S. Tender Offer and/or the U.S. Solicitation, U.S. Target or any of its representatives or, from and after consummation of the U.K. Acquisition, U.K. Target or any of its representatives, in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and

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  will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

    (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to Bank or any other participant in any Credit Facility have been or will be prepared in good faith based upon reasonable assumptions.

You agree to supplement the information and projections referred to in clauses
(a) and (b) above from time to time until completion of each syndication so that the representations and warranties in the preceding sentence remain correct in all material respects. In arranging and syndicating the Credit Facilities, Bank will use and rely on such information and projections without independent verification thereof.

  In connection with the syndication of the Credit Facilities, Bank may, in its discretion, allocate to other Lenders portions of any fees payable to Bank in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in any Credit Facility, except as expressly provided for in this letter or in the Fee Letter referred to below or as may be mutually agreed upon in writing.

  The commitments of Bank hereunder are also subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, property, operations, nature of assets, assets, revenues, operations, tax position, liabilities, debt services capacity, condition (financial or otherwise) or prospects of Company or Company and its subsidiaries taken as a whole or U.S. Target or U.S. Target and its subsidiaries taken as a whole or U.K. Target or U.K. Target and its subsidiaries taken as a whole, (b) our not being aware after the date hereof of any information or other matter which is inconsistent in a material and adverse manner with any information or other material disclosed to us prior to the date of the Original Commitment Letter, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Credit Facilities, (d) there not being any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Company or any of its affiliates, U.K. Target or any of its affiliates or, after the consummation of the U.S. Tender Offer, U.S. Target or any of its affiliates, unless otherwise agreed to by Bank, (e) our review and reasonable satisfaction with the terms of the documentation governing the Transaction, (f) the negotiation, execution and delivery (i) on or before January 19, 2000 of definitive documentation with respect to the U.S. Tender Offer Facility (as defined in the Term Sheet) reasonably satisfactory to Bank and its counsel, (ii) on or before January 19, 2000 of definitive documentation with respect to the U.K. Acquisition Facility (as defined in the Term Sheet) reasonably satisfactory to Bank and its counsel and (iii) on or before January 19, 2000 of definitive documentation with respect to the Take-Out Facilities (as defined in the Term Sheet) satisfactory to Bank and its counsel, (g) compliance with all applicable laws and regulations (including without limitation compliance of the Commitment and the transactions described herein, with Regulation U and all other applicable banking laws, rules and regulations), (h) sources and uses of funds being as we have previously discussed, and (i) the other conditions set forth in the Term Sheet. Additionally, it shall be a condition to our commitments hereunder that the definitive documents to be filed with the Securities and Exchange Commission with respect to the U.S. Tender Offer (including the U.S. Target shareholder consent solicitation materials), and any definitive documents filed with United Kingdom governmental authorities in connection with the U.K. Acquisition, shall be provided to us prior to such filing and that all matters relating to the Credit Facilities and the financing of the Transaction shall be in form and substance reasonably satisfactory to us.

  The reasonable out-of-pocket costs and expenses of Bank and Arranger (including, without limitation, the fees and expenses of Mayer, Brown & Platt, counsel to Bank and any appropriate local

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counsel and Bank's due diligence, syndication and other out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and otherwise in connection with the Transaction shall be for your account and shall be payable initially on the earlier to occur of the initial funding under the Credit Facilities or upon termination or expiration of the Commitments and thereafter on demand. You further agree to indemnify and hold harmless each Lender, Bank and Arranger and each director, officer, employee, affiliate and agent of each thereof (each, an "indemnified person'') against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses'') to which such indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from the Transaction or any aspect thereof, this letter or the financings contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses of an indemnified person to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination or expiration of this letter or the offer contained herein. Neither Bank nor Arranger nor any of their affiliates nor any other indemnified person shall be responsible or liable to any other person or entity for consequential damages which may be alleged as a result of this letter or the financings contemplated hereby and neither Bank nor any other indemnified person shall be responsible or liable for any damages which may be alleged as a result of its failure, in accordance with the terms of this letter, to provide or participate in the Credit Facilities.

  The provisions of this letter are supplemented as set forth in, and are conditioned upon, a separate amended and restated confidential fee letter dated the date hereof from us to you (the "Fee Letter'') and are subject to the terms of such Fee Letter. By executing this letter, you acknowledge that this letter and the Fee Letter are the only agreements between you and Bank with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This letter and the Fee Letter and the respective obligations and rights hereunder and thereunder shall not be delegated or assigned by you without our prior written consent. This letter may not be amended or otherwise modified except pursuant to a writing signed by each of the parties hereto. This letter may be executed by the signatories hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same letter. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH.

  By your acceptance hereof, you agree that neither this letter (including, without limitation, the Term Sheet), the Fee Letter, nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person except (a) this letter and the Term Sheet (but not the Fee Letter) may be disclosed to U.S. Target and U.K. Target and those of your employees, agents and advisers who are directly involved in the consideration of this matter and
(b) this letter, the Term Sheet and the Fee Letter may be disclosed if and to the extent disclosure is compelled in a judicial or administrative proceeding or as otherwise required by law or by an express request from the Securities and Exchange Commission (provided that in any such case Company shall request, to the maximum extent possible, confidential treatment for the Fee Letter) (and in each such event of permitted disclosure you agree promptly to inform us and, to the extent not proscribed by such proceeding or legal requirement, provide us with a

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reasonable opportunity to review and comment upon the contents of such disclosure). Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination or expiration of this letter or the offer contained herein.

  If you are in agreement with the foregoing, please sign and return to Bank and Arranger the enclosed copies of this letter and the Fee Letter (together with payment of the fees described therein) no later than 5:00 p.m., New York time, on December 14, 1999, at which time this offer shall terminate (and we shall have no obligations whatsoever to you) unless prior thereto we shall have received signed copies of such letters and payment of such fees. Following your execution and delivery of this letter and the Fee Letter in accordance with the preceding sentence, our commitments hereunder shall terminate (and we shall have no obligations whatsoever to you) at 5:00 p.m., New York time, on January 19, 2000 unless on or prior to such time definitive documentation with respect to the U.S. Tender Offer Facility and the U.K. Acquisition Facility satisfactory to us and our counsel has been executed and delivered by you, any applicable Lenders and us and at 5:00 p.m., New York time, on January 19, 2000, unless on or prior to such time, definitive documentation with respect to the Take-Out Facilities satisfactory to us and our counsel has been executed and delivered by you, the applicable Lenders and us.

  This letter, once executed and delivered by all parties hereto, supersedes in all respects the Original Commitment Letter.

  We look forward to working with you on this transaction.

                                          Sincerely,

                                          First Union National Bank

                                          By: _________________________________
                                            Title:

                                          First Union Securities, Inc.

                                          By: _________________________________
                                            Title:

Accepted and agreed to as of the
 date first above written:

Chesapeake Corporation

By: _________________________________
  Title:

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

                                                                      EXHIBIT A

            $1,125,000,000 CHESAPEAKE CORPORATION CREDIT FACILITIES

                             Amended and Restated
                        Summary of Terms and Conditions

                            As of November 10, 1999

(Unless otherwise defined, terms used and not defined in this Summary of Terms and Conditions have the meanings assigned thereto in the letter agreement dated as of November 10, 1999 (the "Commitment Letter''), to which this Summary of Terms and Conditions is an exhibit.)

                               ----------------

I.Parties

  Borrowers:                 Collectively, Chesapeake Corporation, a Virginia
                             corporation ("Company''), and/or, for purposes of the U.S. Acquisition, a newly-formed wholly-owned subsidiary thereof established solely for the purpose of being an acquisition vehicle named
                             Sheffield, Inc., a Delaware corporation ("U.S.
                             AcquisitionCo''), and/or, for purposes of the U.K. Acquisition, a newly-formed wholly-owned subsidiary thereof established solely for the purpose of being an acquisition vehicle named
                             Chelsea UK Acquisitions II PLC, a public limited company organized and existing under the laws of England and Wales ("U.K. AcquisitionCo'') which, in turn, is a wholly-owned direct subsidiary of Chesapeake UK Holdings Limited ("Chesapeake
                             Holdings'').

  Lead Arranger and Sole
  Book Runner:               First Union Securities, Inc. ("FUS'').

  Administrative Agent:      First Union National Bank (in such capacity, the
                             "Administrative Agent'').

  Lenders: The banks, financial institutions and other entities, including Bank, selected by the Arranger in the syndication effort (collectively, the "Lenders'').

  Letter of Credit Issuer:   Bank (or another Lender selected by the
                             Administrative Agent).

II.Type and Amount of Facilities

  A.Acquisition Facilities:

  1.U.S. Tender Offer        A 90-day senior, secured bridge term loan
  Facility:                  facility (the "U.S. Tender Offer Facility'') in
                             the aggregate principal amount of the lesser of
                             (a) up to $875 million (the "U.S. Tender Offer
                             Facility Commitment Amount'') and (b) after taking into account Company's equity contribution referred to below, the sum of (i) the amount necessary to make payment for all of the U.S.
                             Shares of U.S. Target tendered and purchased pursuant to the U.S. Tender Offer, (ii) the amount necessary to refinance certain indebtedness of Company and U.S. Target previously identified by Company to the Administrative Agent, (iii) the amount necessary to provide for the working capital needs of Company during this period, and (iv) the amount necessary to pay the U.S. Transaction costs and expenses due on the U.S. Tender Offer Closing
                             Date (as defined below).

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  Borrower:
                             The Company and/or U.S. AcquisitionCo fully guaranteed by the Company.

  Availability:              The U.S. Tender Offer Facility shall be available
                             in a single drawing on the date upon which is the conditions precedent to such borrowing set forth in Articles V.A.1 and V.C. below are satisfied
                             (the "U.S. Tender Offer Closing Date'').

  Amortization:              The U.S. Tender Offer Facility shall amortize in
                             a single installment on the date which is the earliest of (a) the 90th day following the drawing of the U.S. Tender Offer Loan, (b) the date that the consummation of the U.S. Merger occurs and (c) the Take-Out Closing Date (as defined below).

  Use of Proceeds:           The proceeds of the loans under the U.S. Tender
                             Offer Facility (the "U.S. Tender Offer Loans'') shall be used by Company and/or U.S.
                             AcquisitionCo. to (a) pay for the purchase of U.S. Shares tendered and purchased pursuant to the U.S. Tender Offer at a purchase price not greater than the price per U.S. Share previously identified by you to us, (b) refinance certain indebtedness of Company and U.S. Target previously identified by Company to the Administrative Agent, (c) provide for the working capital needs of Company during this period, and
                             (d) pay for U.S. Transaction fees and expenses incurred in connection with the U.S. Transaction.

  2.U.K. Acquisition         A 180-day senior, secured bridge term loan
  Facility:                  facility (including a loan note guarantee
                             subfacility expiring March 31, 2005--hereinafter, the "Loan Note Guarantee Subfacility'')
                             (collectively, with the senior secured bridge term facility, the "U.K. Acquisition Facility'' and together with the U.S. Tender Offer Facility, the "Acquisition Facilities'') in the aggregate principal amount of the lesser of (a) up to $200 million (the "U.K. Acquisition Facility
                             Commitment Amount'') and (b) the sum, after taking into account Company's equity contribution described below, of the amount necessary to (i) consummate the U.K. Acquisition and (ii) pay the U.K. Transaction costs and expenses due on the U.K. Acquisition Closing Date (as defined below).

  Borrower:                  The Company and/or U.K. AcquisitionCo fully
                             guaranteed by the Company and Chesapeake
                             Holdings.

  Availability:              The U.K. Acquisition Facility shall be available
                             in drawings and loan note guarantee issuances from time to time until June 15, 2000 commencing on the date upon which the conditions precedent to such borrowings and issuances set forth in Articles V.A.2. and V.C. below are satisfied (the
                             "U.K. Acquisition Closing Date'').

  Amortization:              The U.K. Acquisition Facility shall amortize in a
                             single installment on the date which is the earliest of (a) the 180th day following the drawing of the U.K. Acquisition Loan, (b) the date the consummation of the U.K. Merger occurs or (c) the Take-Out Closing Date.

  Use of Proceeds:           The proceeds of the loans under the U.K.
                             Acquisition Facility (the "U.K. Acquisition
                             Loans'') shall be used by Company and/or U.K.
                             AcquisitionCo. to (a) pay for the purchase of up to all of the issued and outstanding U.K. Shares of U.K. Target at a purchase price not greater than the price per U.K. Share previously identified by you to us, and (b) pay for U.K.
                             Transaction fees and expenses incurred in connection with the U.K. Transaction.

B.Take-Out Facilities:

  1.Term Loan Facilities:

    (a)Eighteen Month Facility

      Type of Facility:      Eighteen Month Facility: An eighteen month
                             senior, secured term loan facility in the aggregate principal amount of $250,000,000 (the
                             "Eighteen Month Facility'').

      Availability:          The Eighteen Month Facility shall be available in
                             a single drawing on the date upon which the conditions precedent to such borrowing set forth
                             Articles V.B. and V.C. below are satisfied (the
                             "Take-Out Closing Date'').

      Amortization:          Bullet maturity on the date that is eighteen
                             months after the Take-Out Closing Date.

    (b)Term A Facility

      Type of Facility:      Term A Loan Facility: A senior, secured term loan
                             facility maturing March 31, 2005 in the aggregate principal amount of $400,000,000, less the outstanding guarantee amounts under the Loan Note
                             Guarantee Subfacility up to $100,000,000 (the
                             "Term A Loan Facility'').

      Availability:          The Term A Loan Facility shall be available in a
                             single drawing on the Take-Out Closing Date.

      Amortization:          To be mutually agreed upon.

    (c)Term B Facility

      Type of Facility:      Term B Loan Facility: A six and one-half year
                             senior, secured term loan facility in the aggregate principal amount of $350,000,000 (the
                             "Term B Loan Facility'', and, together with the Eighteen Month Facility and the Term A Loan
                             Facility, the "Term Loan Facilities'').

      Availability:          The Term B Loan Facility shall be available in a
                             single drawing on the Take-Out Closing Date.

      Amortization:          1% of the amount of the facility in each of the
                             first five years after the Take-Out Closing Date;
                             32% of the amount of the facility in the sixth year after the Take-Out Closing Date; and 63% of the amount of the facility in the seventh year after the Take-Out Closing Date.

    (d) Use of Proceeds
        of the Term Loan
        Facilities:          The proceeds of the loans under the Term Loan
                             Facilities (the "Term Loans'') shall be used by Company and its subsidiaries to (a) provide, on the same terms and conditions as provided for in the U.S. Tender Offer, for the "cash out" payment at not more than the price per U.S. Share previously identified by you to us for all outstanding U.S. Shares not tendered and purchased pursuant to the U.S. Tender Offer, (b) refinance the U.S. Tender Offer Loans and U.K.
                             Acquisition Loans and (c) refinance certain indebtedness of Company.

  2.Revolving Credit
  Facility:

      Type of Facility:      A secured revolving credit facility in the
                             aggregate principal amount of $125,000,000, plus an amount equal to the outstanding guarantee amounts under the Loan Note Guarantee Subfacility up to $100,000,000 as a subfacility thereof (the
                             "Revolving Credit Facility'', and, together with the Term Loan Facilities, the "Take-Out
                             Facilities'', and, together with the Acquisition
                             Facilities, the "Credit Facilities''), pursuant to which (a) loans may be borrowed, repaid and reborrowed by Borrowers (the "Revolving Loans'', and, together with the U.S. Tender Offer Loans, the U.K. Acquisition Loans and the Term Loans, the "Loans'') and (b) letters of credit may be issued, reimbursed and re-issued on behalf of Borrowers, subject to the subfacility limit described below (the "Letters of Credit'').

      Availability:          The Revolving Credit Facility shall be available
                             on a revolving basis during the period commencing on the Take-Out Closing Date and ending March 31,
                             2005 (the "Termination Date'').

      Letter of Credit Sub-
      Facility Availability: Outstanding Letters of Credit and related reimbursement obligations may not at any time exceed an aggregate amount to be agreed upon. Each issuance of a Letter of Credit will constitute usage under the Revolving Credit Facility and will reduce availability of Revolving Loans dollar for dollar. Letters of Credit must expire on the earlier of (a) one year from the date of issuance and (b) five days prior to the Termination Date. Drawings under each Letter of Credit shall be reimbursed by Borrowers on the same business day. To the extent that Borrowers do not so reimburse the Letter of Credit Issuer, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Letter of Credit Issuer on a pro rata basis.

      Maturity:              March 31, 2005.

      Use of Proceeds:       The proceeds of the loans under the Revolving
                             Credit Facility (the "Revolving Loans'') shall be used by Company and its subsidiaries to (a) refinance a portion of the Acquisition Loans, (b) refinance certain indebtedness, finance capital expenditures, certain permitted acquisitions and for working capital and general corporate purposes (including for the purpose of making any required payments under the Loan Note Guarantee
                             Subfacility), and (c) pay for Transaction fees and expenses in an amount which, when added to the amount of Transaction fees and expenses paid for out of proceeds of the Acquisition Loans, do not exceed approximately $65 million. The Letters of Credit shall be used by Company and its subsidiaries for working capital purposes.

  3. General Take-Out
     Facility Provisions:

      Borrowers:             Company, U.K. AcquisitionCo and US AcquisitionCo.

      Multi-Currencies:      Available currencies to include U.S. Dollars and
                             British Pounds Sterling and Euros. Fundings into the United Kingdom will require either (a) local funding or (b) tax-efficient cross-border funding.

III.General Payment Provisions

  Fees and Interest Rates:   As set forth on Annex I hereto.

  Optional Prepayments and   Loans may be prepaid and commitments may be
  Commitment Reductions:     reduced by Borrowers in minimum amounts and in
                             integral multiples to be mutually agreed upon, without premium or penalty, but subject to breakage costs. Proceeds shall be applied to the Term Facilities and then to the Revolving Credit
                             Facility.

  Mandatory Prepayments and  Customary for financings of this type, including
  Commitment Reductions:     on account of (a) 100% of net insurance and
                             condemnation proceeds paid on account of the loss of or damage to or the condemnation of, as the case may be, any asset of Company or any of its subsidiaries not used in certain permitted situations to repair, restore or replace such asset within a period to be agreed upon, (b) 100% of the net proceeds of permitted asset sales by Company and its subsidiaries (except for those in the ordinary course of business), (c) 100% of the net cash proceeds of debt issuances and 50% (but
                             100% prior to the Take-Out Closing Date) of the net cash proceeds of public and private equity issuances of Company and its subsidiaries and any parent company and (d) 50% of Excess Cash Flow
                             (to be defined). All such reductions after the Take-Out Closing Date shall be applied first to the Term Facility (and within the Term Facility, first to the Eighteen Month Facility) and then to the Revolving Credit Facility. At such time (the
                             "Release Date'') as the Eighteen Month Facility has been paid in full and either (x) a certain mutually agreeable Debt to EBITDA Ratio has been achieved or (y) Company achieves an investment grade rating on its senior unsecured unsupported long-term debt by either Standard & Poor's
                             Ratings Group or Moody's Investors Service, Inc., and so long as no default shall have occurred and be continuing, certain of the foregoing prepayment requirements will be reduced or eliminated.

IV.Guarantees and Collateral

  Guarantees:                Each of the material direct and indirect
                             subsidiaries of Company (the "Guarantors'', and, together with Company, the "Credit Parties'') shall guarantee the Credit Facilities, subject to exceptions to be mutually agreed upon (including, for example, non-U.S. subsidiaries shall not be required to deliver guarantees to the extent it would result in material increased tax or similar liabilities for Company and its subsidiaries on a consolidated basis). After the Release Date, all of such guaranties will be released.

  Collateral:                The Credit Facilities shall be secured by (a) a
                             first-priority pledge of material assets of Company and its subsidiaries, including the assets purchased in connection with the Credit
                             Facilities, (b) a first-priority perfected security interest on all capital stock of Company's material existing and future subsidiaries (including all joint venture interests), including the U.S. Shares and U.K.
                             Shares; provided that no more than 65% of the equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for Company and its subsidiaries on a consolidated basis and (c) a first-priority perfected security interest in all of the present and future material assets of Company and its material and future subsidiaries. After the Release Date, all of such collateral will be released.

V.Certain Conditions

  A. Conditions to each
     Acquisition Facility:

  (1)U.S. Tender Offer       The availability of the U.S. Tender Offer
  Facility:                  Facility shall be conditioned upon the
                             substantially concurrent satisfaction of customary conditions for financings of this nature, including the following conditions precedent, on or before February 29, 2000:

                             1. Execution and delivery of satisfactory credit,
                                guarantee, security and other related
                                documentation embodying the structure, terms and conditions of the U.S. Tender Offer Facility contained herein (collectively, the "U.S. Tender Offer Credit Documentation'').

                             2. The U.S. Tender Offer shall have been
                                consummated (a) at a price not exceeding the price per U.S. Share previously identified by you to us, (b) such that a majority (or any higher number required by the U.S. Target's constituent documents) of the Shareholders of U.S.Target shall have elected the requisite number of board of directors to approve the U.S. Merger and such Shareholders shall take all requisite actions to amend "poison pill," "shark repellant" or other similar items (including such actions so that the Tender Offer is approved pursuant to Section 203 of the Delaware General Corporation Law or the Administrative Agent being satisfied that the provisions of such Section 203 are invalid or inapplicable to the U.S. Tender Offer and U.S. Merger (by action of U.S. Target's Board of Directors or otherwise)) that could prevent or delay the U.S. Merger and (c) such that (i) U.S. AcquisitionCo shall have accepted for purchase U.S. Shares which were validly tendered (and not withdrawn) and which when added to the U.S. Shares already held by U.S. AcquisitionCo constitute at least 50.1% (on a fully diluted basis) of the issued and outstanding common stock of U.S. Target and
                               (ii) the Rights have been redeemed by U.S.
                               Target's Board of Directors, or the
                               Administrative Agent otherwise shall be
                               satisfied that such Rights are otherwise invalid or inapplicable to the transactions contemplated by the U.S. Tender Offer. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the U.S. Tender Offer Facility or the consummation of the U.S. Tender Offer or U.S. Merger in the manner contemplated hereby, and (b) any pending or threatened action, suit, investigation or proceeding which would reasonably be expected to materially and adversely affect Company and its subsidiaries, taken as a whole, or U.S. Target and its subsidiaries, taken as a whole, any transaction contemplated hereby or the ability of Company and its subsidiaries to perform their obligations under the documentation for the U.S. Tender Offer Facility or the ability of the Lenders to exercise their rights thereunder. The documentation for, and the terms and conditions of, the U.S. Tender Offer and the U.S. Solicitation shall not be modified, amended or waived in any material respect without the prior written consent of the Administrative Agent, as confirmed in writing by Company and U.S. AcquisitionCo.

                            3. The Administrative Agent shall have received a
                               duly completed Federal Reserve Form U-1 in connection with the U.S. Tender Offer and shall be satisfied that the U.S. Tender Offer Facility will be in full compliance with Regulation U.

                            4. The Administrative Agent shall be satisfied
                               that U.S. AcquisitionCo is a single purpose acquisition vehicle that has been and will be "sterilized", preventing it from engaging in any business activity, other than holding the stock of U.S. Target (and no changes in its corporate structure, including the creation of any new subsidiaries or the merging or liquidation of any existing subsidiaries, shall be permitted without the consent of the Administrative Agent and the Lenders).

                            5. All amounts outstanding under the debt
                               agreements refinanced pursuant to the U.S.
                               Refinancing and Company Refinancing shall have been repaid in full (and all commitments to make extensions of credit thereunder shall have been terminated) and all liens, if any, with respect thereto shall have been released, in each case on terms reasonably satisfactory to the Administrative Agent and the Administrative Agent shall be reasonably satisfied that concurrent with the closing of the U.S. Tender Offer Facility, all pre-existing secured debt of Company and its subsidiaries (other than capital leases and other indebtedness to be mutually agreed upon) shall be repaid in full. No other indebtedness shall exist at the operating company level (other than existing capital leases and certain guarantees).

                            6. The capital structure (including, without
                               limitation, the terms and amount of each component thereof) of Company and its subsidiaries (including U.S. Target) immediately before and after each aspect of the U.S. Transaction and the equity contribution by Company to U.S. AcquisitionCo in an amount not less than substantially all available cash to be used for the purchase of the tendered U.S. Shares (and such amount shall be applied in full to such purchase prior to any drawing under the U.S. Tender Offer Facility) shall be consistent with prior representations to the Administrative Agent and satisfactory in all other respects to the Administrative Agent.

                            7. The Lenders and the Administrative Agent shall
                               have received all fees required to be paid on or before the U.S. Tender Offer Closing Date and all expenses in connection herewith and therewith.

                            8. All governmental and third party approvals
                               necessary or advisable in connection with the U.S. Transaction (including the financing contemplated hereby) and the continuing operations of Company and its subsidiaries (after giving effect to the consummation of the U.S. Transaction), including Hart-Scott Rodino filings, shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the U.S. Transaction or the financing thereof; and the prompt consummation of the U.S. Merger after the U.S. Tender Offer Closing Date could not reasonably be expected to be restrained, prevented or otherwise subject to material adverse conditions.

                            9. No material adverse change in the business,
                               assets, financial condition, revenues, tax position, debt service capacity, operations or prospects of any of Company or any of its subsidiaries including Target, taken as a whole, since the date of their latest audited financial statements.

                            10. The Lenders shall have received (a) guarantees
                                and first-priority security interests, as set forth above under the captions "Guarantees" and "Collateral", respectively, in each case to the satisfaction of the Administrative Agent and (b) the results of a recent lien search in each of the jurisdictions and offices where assets constituting Collateral are located or recorded and such search shall reveal no liens on any such assets except to the extent consented to by the Administrative Agent.

                             11. The Lenders shall have received a letter
                                 agreement from Company that suspends its ability to borrow under the existing credit facility agented by Bank with Company so long as the Commitment Letter is in effect, in form and substance reasonably satisfactory to the Administrative Agent.

                             12. The Lenders shall have received such opinions
                                 (including (a) legal opinions (including, without limitation, opinions relating to the U.S. Tender Offer) and (b) copies of a customary "fairness" opinion), instruments, certificates (including solvency certificates) and other documents as are customary for transactions of this type or as they may reasonably request.

  (2)U.K. Acquisition        The availability of the U.K. Acquisition Facility
  Facility:                  shall be conditioned upon the substantially
                             concurrent satisfaction of customary conditions for financings of this nature, including the following conditions precedent, on or before January 19, 2000:

                             1. Execution and delivery of satisfactory credit,
                                guarantee, security and other related
                                documentation embodying the structure, terms and conditions of the U.K. Acquisition Facility contained herein (collectively, the "U.K. Acquisition Credit Documentation'').

                             2. As to the U.K. Acquisition, (a) subject to
                                U.K. AcquisitionCo obligations under Note 2 to Rule 13 of the City Code, no condition of the U.K. Offer shall have been modified, amended or waived in any material respect without the prior written consent of the Administrative Agent, as confirmed in writing by a responsible officer of Company and U.K. AcquisitionCo, (b) the U.K. Offer shall have been declared unconditional as to acceptances in respect of at least 90% of all the ordinary shares of the U.K. Target and shall have become or been declared unconditional in all respects, (c) the Administrative Agent and its counsel shall be satisfied that the U.K. Offer has been structured so that it will satisfy the requirements necessary to enable U.K. AcquisitionCo to invoke the compulsory acquisition procedures under Sections 428 to 430 of the Companies Act 1985 if acceptances are received in respect of 90% or more of the ordinary shares of U.K. Target to which the U.K. Offer relates, (d) the offer price shall not exceed (Pounds)2.65 per ordinary share of the U.K. Target, (e) it shall not be unlawful for any Lender to make or fund, or to have any commitment to make or fund, any such funding,
                                (f) the Administrative Agent and its counsel shall be satisfied that the U.K. Offer document shall have contained a unanimous recommendation from the directors of the U.K. Target that the shareholders of the U.K. Target accept the U.K. Offer (and that the U.K. Target's financial advisers in relation to the U.K. Offer have informed such directors that they consider the terms of the U.K. Offer to be fair and reasonable), (g) no bankruptcy or insolvency event shall have occurred and be continuing in relation to Company, U.K.

                               AcquisitionCo, the U.K. Target or any
                               subsidiary of the U.K. Target save, in the case of any subsidiary of the U.K. Target, in circumstances where U.K. AcquisitionCo, in compliance with its obligations under Note 2 to Rule 13 of the City Code, is not permitted to withdraw the U.K. Offer, and (h) the Administrative Agent shall have received copies of the announcement of the U.K. Offer and the U.K. Offer document and any amendments or supplements thereto, in each case, certified to be true and complete by a responsible officer of Company and U.K. AcquisitionCo.

                            3. The Administrative Agent shall be satisfied
                               that U.K. AcquisitionCo is a single purpose acquisition vehicle that has been and will be "sterilized", preventing it from engaging in any business activity, other than holding the stock of U.K. Target and issuing the Loan Notes guaranteed pursuant to the Loan Note Guarantee Subfacility (and no changes in its corporate structure, including the creation of any new subsidiaries or the merging or liquidation of any existing subsidiaries, shall be permitted without the consent of the Administrative Agent and the Lenders).

                            4. The capital structure (including, without
                               limitation, the terms and amount of each component thereof) of Company and its subsidiaries (including U.K. Target) immediately before and after each aspect of the U.K. Transaction and the equity contribution by Company to U.K. AcquisitionCo in an amount not less than $125,000,000 to be used for open market purchases and the purchase of the U.K. Shares pursuant to the U.K. Offer (and such amount shall be applied in full to such purchase concurrently with any drawing under the U.K. Acquisition Facility) shall be satisfactory in all respects to the Administrative Agent.

                            5. The Lenders and the Administrative Agent shall
                               have received all fees required to be paid on or before the U.K. Acquisition Closing Date and all expenses in connection herewith and therewith.

                            6. All governmental and third party approvals
                               necessary or advisable in connection with the U.K. Acquisition (including the financing contemplated hereby) and the continuing operations of Company and its subsidiaries (after giving effect to the consummation of the U.K. Acquisition), shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the U.K. Acquisition or the financing thereof.

                            7. The Lenders shall have received a guarantee
                               from the Company and from Chesapeake Holdings, a first priority pledge of all the stock of Chesapeake Holdings and U.K. AcquisitionCo and a pledge arrangement with respect to the shares of the U.K. Target, in each case to the reasonable satisfaction of the Administrative Agent.

                             8. The Lenders shall have received a letter
                                agreement from Company that suspends its ability to borrow under the existing credit facility agented by Bank with Company so long as the Commitment Letter is in effect, in form and substance reasonably satisfactory to the Administrative Agent.

                             9. The Lenders shall have received such opinions
                                (including (a) legal opinions (including, without limitation, opinions relating to the U.K. Offer) and (b) copies of a customary investment banker's opinion), resolutions, instruments, certificates (including incumbency and solvency certificates) and other documents as are customary for transactions of this type.

                             10. Customary corporate-type representations and
                                 warranties shall be true in all material respects.

  B. Conditions to the Take-
     Out Facilities:

    1. Conditions to Take-Out
       Facilities for the U.S.
       Tender Facility:      The availability of the Take-Out Facilities for
                             the U.S. Tender Facility shall be conditioned upon the substantially concurrent satisfaction of customary conditions for financings of this nature, including the following conditions precedent, on or before the 90th day following the U.S. Tender Offer Closing Date:

                             a. Execution and delivery of satisfactory credit,
                                guarantee, security and other related
                                documentation embodying the structure, terms and conditions of the Credit Facilities contained herein (collectively, the "Take-Out Credit Documentation'', and, together with the Tender Offer Credit Documentation, the "Credit Documentation'').

                             b. The U.S. Merger shall have been consummated
                                and no provision of the U.S. Tender Offer or the materials relating thereto shall have been waived, amended, supplemented or otherwise modified in a manner which could reasonably be expected to be materially adverse to the rights or interests of the Administrative Agent or the Lenders.

                             c. The Administrative Agent shall be reasonably
                                satisfied with all aspects of the Transaction consummated on the Take-Out Closing Date, including, without limitation, the aggregate sources and uses of proceeds utilized to consummate the same (including fees and expenses previously paid in connection with the U.S. Tender Offer and the U.K. Acquisition, together with all fees and expenses payable in connection with the Take-Out Facilities and the U.S. Merger, not exceeding approximately $65 million in the aggregate) and the terms of all agreements and documents relating to the Transaction.

                             d. No material adverse change in the business,
                                assets, financial condition, revenues, tax position, debt service capacity, operations or prospects of Company and its subsidiaries taken as a whole, U.S. Target and its subsidiaries, taken as a whole, and U.K. Target and its subsidiaries, taken as a whole, since the date of their last audited financial statements.

                            e. The Lenders and the Administrative Agent shall
                               have received all fees required to be paid on or before the Take-Out Closing Date and all expenses in connection herewith and therewith.

                            f. The Lenders shall have received satisfactory
                               unaudited interim consolidated financial statements for each quarterly period ended prior to the Take-Out Closing Date of Company and its subsidiaries and of U.S. Target and its subsidiaries.

                            g. The Lenders shall have received a satisfactory
                               pro forma consolidated balance sheet of Company (inclusive of U.S. Target and its subsidiaries) as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph 6 above, adjusted to give effect to the consummation on the Take-Out Closing Date of the Transaction (including the financings contemplated hereby).

                            h. The Lenders shall have received guarantees and
                               first-priority security interests, as set forth above under the captions "Guarantees'' and "Collateral", respectively, as well as an insurance broker's letter, in each case to the reasonable satisfaction of the Administrative Agent.

                            i. The Lenders shall have received environmental
                               reports (including Phase I reports) on all material real properties on which mortgages shall be required to be provided to the Administrative Agent from independent consultants satisfactory to the Administrative Agent, which reports shall be reasonably satisfactory in all respects to the Administrative Agent and shall expressly permit the Administrative Agent and the Lenders to rely thereon, and the coverage of any issues disclosed in such reports shall be reasonably satisfactory to the Administrative Agent.

                            j. The Lenders shall have received (i)
                               satisfactory audited consolidated financial statements for the three most recent fiscal years ended prior to the Take-Out Closing Date of Company and its subsidiaries and of U.S. Target and its subsidiaries and (ii) satisfactory unaudited interim consolidated financial statements for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available of Company and its subsidiaries and of U.S. Target and its subsidiaries.

                            k. The Lenders shall have received a satisfactory
                               business plan for fiscal year 2000,
                               satisfactory financial projections for the term of the Credit Facilities and a satisfactory written analysis of the business and prospects of Company and its subsidiaries (including U.S. Target and its subsidiaries) for the term of the Credit Facilities.

                             l. The Lenders shall have received such opinions
                                (including legal opinions (including, without limitation, opinions relating to the U.S. Merger)), resolutions, instruments, certificates (including incumbency and solvency certificates) and other documents as are customary for transactions of this type or as they may reasonably request.

    2. Conditions to Take-Out
       Facilities for the U.K.
       Acquisition Facility: The availability of the Take-Out Facilities for the U.K. Acquisition Facility shall be
                             conditioned upon the substantially concurrent satisfaction of customary conditions for financings of this nature, comprising substantially the same conditions as set forth above for the U.K. Acquisition Facility.

  C. Conditions to each      The making of each extension of credit (including
     Credit Extension:       the initial loans under each Credit Facility,
                             except for the Take-Out Facilities for the U.K.
                             Acquisition Facility) shall be conditioned upon
                             (a) all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI. Representations, Warranties, Covenants and Events of Default

The Credit Documentation shall contain representations, warranties, covenants and events of default applicable to Company and each other Credit Party and their respective subsidiaries customary for financings of this type and other terms reasonably deemed appropriate by the Lenders, including, without limitation:

  Representations and        Accuracy of financial statements (including pro
  Warranties:                forma financial statements); absence of
                             undisclosed liabilities; no material adverse change; corporate existence; compliance with law;
                             corporate power and authority; authorization by Board of Directors of each Credit Party;
                             enforceability of Credit Documentation; no conflict with law or material contractual obligations; no material litigation; absence of any material obligations or liabilities of the subsidiaries; no default; ownership of property;
                             liens; intellectual property; no burdensome restrictions; taxes; compliance with Regulations
                             T and U and other Federal Reserve regulations;
                             existence and validity of all material
                             governmental consents and permits; ERISA;
                             Investment Company Act; environmental matters;
                             accuracy of disclosure; creation, perfection and priority of security interests and Year 2000 matters.

  Affirmative Covenants:     Delivery of financial statements, reports,
                             accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                             continuation of business and maintenance of existence and material rights and privileges;
                             compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                             right of the Lenders to inspect property and books and records; notices of defaults, litigation and other

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

                             material events; maintenance of capital
                             expenditures and compliance with environmental laws. Certain of the affirmative covenants shall be subject to customary "baskets" to be mutually agreed upon.

  Financial Covenants:       Financial Covenants shall be comprised of an
                             EBITDA/Interest ratio and a Debt/EBITDA ratio and limitation on capital expenditures.

  Negative Covenants:        Customary for financing of this type, including
                             without limitation, limitations on: indebtedness
                             (including preferred stock); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets;
                             leases; dividends and other payments in respect of capital stock; capital expenditures;
                             investments, loans and advances; payments and modifications of subordinated and other debt instruments; no material modification of tender offer or merger documentation; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in lines of business. Certain of the negative covenants shall be subject to customary "baskets" to be mutually agreed upon.

  Events of Default:         Nonpayment of principal when due; nonpayment of
                             interest, fees or other amounts; material inaccuracy of representations and warranties;
                             violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); cross-default to any other indebtedness of any Credit Party; bankruptcy of any Credit
                             Party; certain ERISA events; material judgments;
                             actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; if the U.S. Tender Offer
                             Facility is funded, failure of the U.S. Merger to occur by April 30, 2000 with unrestricted access to the cash flow of U.S. Target and its subsidiaries; if a Credit Facility is funded with respect to the U.K. Acquisition, failure of the U.K. Acquisition to be consummated by June 15, 2000 with unrestricted access to the cash flow of U.K. Target and its Subsidiaries; and a change of control. Certain of the events of default shall include customary grace periods and/or baskets to be mutually agreed upon.

VII.Certain Other Terms

  Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding commitments representing not less than a majority of the aggregate amount of the commitments under the Credit Facilities (the "Required Lenders''), except that (a) the consent of each Lender directly affected thereby shall be required with respect to certain customary issues and (b) the consent of 100% of the Lenders shall be required with respect to certain customary issues. The Credit Documentation will contain customary tranche voting provisions.

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

  Assignments and
  Participations:            The Lenders shall be permitted to assign and sell
                             participations in their Credit Facilities to affiliates or one or more banks, financial institutions or other entities that are eligible assignees, subject, in the case of assignments
                             (other than to another Lender or to an affiliate of the assigning Lender), to the consent of the Administrative Agent and Company (which consent in each case shall not be unreasonably withheld and, in the case of Company, shall not be required during a default or event of default) and to the payment by the assigning Lender to the Administrative Agent of a $3,500 transfer fee. In the case of partial assignments, the minimum assignment amount shall be $5,000,000 (unless, in each case, an assigning Lender's aggregate interest is less than $5,000,000, in which case the full amount remaining may be assigned) and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000. Upon such assignment, such affiliate entity shall become a Lender for all purposes of the loan documentation. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to certain customary issues. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

  Yield Protection:          The Credit Documentation shall contain customary
                             provisions (a) protecting the Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy, funding losses, illegality, changes to existing regulations and other requirements of law and from the imposition of withholding or other taxes (collectively, "increased costs'') and (b) indemnifying the Lenders for "breakage costs'' incurred in connection with, among other things, prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

  Expenses and               Borrowers shall pay (a) all reasonable out-of-
  Indemnification:           pocket expenses of the Administrative Agent
                             associated with the syndication of the Credit
                             Facilities and the preparation, execution, delivery and administration of the Credit
                             Documentation and any amendment or waiver with respect thereto and all other aspects of the Transaction (including the reasonable fees and disbursements and other charges of counsel) and
                             (b) all out-of-pocket expenses of the
                             Administrative Agent and the Lenders in
                             connection with the enforcement of the Credit
                             Documentation (including the fees and
                             disbursements and other charges of counsel).

                             Borrowers shall indemnify, pay and hold harmless the Administrative Agent, the Arranger and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense in respect of any aspect of the Transaction, the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

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

  Governing Law and Forum:   State of New York.

  Counsel to the
  Administrative Agent:      Mayer, Brown & Platt.

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive credit documentation.

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

                                                                    ANNEX I
                                                                   to EXHIBIT A

                           INTEREST AND CERTAIN FEES

Interest Rate Options:       Borrowers may elect that all or a portion of the
                             Loans borrowed by it bear interest at a rate per annum equal to (a) the Alternate Base Rate plus the Applicable Margin with respect thereto or
                             (b) the Eurodollar Rate plus the Applicable
                             Margin with respect thereto. For purposes hereof:

                             "Alternate Base Rate'' means the higher of (i) the rate of interest established by Bank as its base or prime rate in effect at its principal office in New York City (the "Prime Rate'') and
                             (ii) the federal funds effective rate from time to time plus .50%;

                             "Eurodollar Rate'' means the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurocurrency deposits in U.S. dollars for one, two, three or six months, or if available to all banks, nine or twelve months (as selected by Borrowers) are offered by Bank in the London interbank eurocurrency market; provided that (i) the U.S. Tender Offer Loan may not be converted/continued as a Eurodollar Loan having an interest period of more than three months and (ii) the U.K. Acquisition Loan may not be converted/continued as a Eurodollar Loan having an interest period of more than one month.

Applicable Margin:           The Applicable Margin with respect to (a) the
                             U.S. Tender Offer Facility shall be initially (i)
                             300 basis points (until 2 months after the Tender
                             Offer Closing Date), such rate to increase by 25 basis points if not repaid within 2 months of the U.S. Tender Offer Closing Date and shall increase by another 25 basis points thereafter until repaid with respect to Loans bearing interest based on the Eurodollar Rate ("Eurodollar
                             Loans'') and (ii) 200 basis points (until 2 months after the Tender Offer Closing Date), such rate to increase by 25 basis points if not repaid within 2 months after the U.S. Tender Offer
                             Closing Date and to increase by another 25 basis points thereafter until repaid with respect to Loans bearing interest based on the Alternate
                             Base Rate ("Base Rate Loans'');

                             (b) the U.K. Acquisition Facility shall be initially (i) 375 basis points, such rate to increase by 100 basis points for each month such facility is outstanding until repaid with respect to Loans bearing interest based on the Eurodollar Rate ("Eurodollar Loans") and (ii) 275 basis points, such rate to increase by 100 basis points for each month such facility is outstanding with respect to Loans bearing interest based on the Alternate Base Rate ("Base Rate Loans");

                             (c) the Applicable Margin with respect to the Revolving Credit Facility (including the Loan Note Guarantee Subfacility), the

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

                             Eighteen Month Facility and the Term A Facility shall initially be (i) 250-275 basis points with respect to Eurodollar Loans and (ii) 150-175 basis points with respect to Base Rate Loans and the Term B Facility shall be 275-300 basis points with respect to Eurodollar Loans and 175-200 with respect to Base Rate Loans. Reductions in the Applicable Margin with respect to the Revolving Facility, the Eighteen Month Facility, the Term A Facility and, to some extent, the Term B Facility shall be available in a manner to be determined and based on the Debt/EBITDA Ratio (to be defined).

Interest Payment Dates:      In the case of Base Rate Loans, in arrears on the
                             last business day of each calendar quarter.

                             In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:             Borrowers shall pay to the Administrative Agent,
                             for the ratable benefit of the Lenders, a commitment fee on the average daily unused portion of the Credit Facilities, payable quarterly in arrears on the last business day of each calendar quarter, and calculated (a) during the first 180 days of the Credit Facilities, at 40 basis points per annum and (b) thereafter, reductions thereon calculated based on the Debt/EBITDA Ratio (to be determined).

Letter of Credit and Loan
Note Guarantee Fees:         Borrowers shall pay to the Administrative Agent,
                             for the ratable benefit of the Lenders, a letter of credit fee on the aggregate amount available under outstanding Letters of Credit, and a commission on the aggregate amount guaranteed pursuant to the Loan Note Guarantee Subfacility, in each case payable in arrears on the last business day of each calendar quarter, and calculated at a per annum rate equal to the Applicable Margin under the Revolving Credit
                             Facility with respect to Eurodollar Loans from time to time in effect. Borrowers shall also pay to the Letter of Credit Issuer, for its own account, a letter of credit fronting fee on the aggregate amount available under each Letter of Credit issued, payable in arrears on the last business day of each calendar quarter, and calculated at a per annum rate to be determined.

Default Rate:                At any time when Borrowers are in default in the
                             payment of any amount due under the Credit
                             Facilities or any other event of default shall have occurred and be continuing, the principal of all Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at the rate applicable to Base Rate
                             Loans plus the applicable margin plus 2%.

Rate and Fee Basis:          All per annum rates shall be calculated on the
                             basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.


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